Exhibit 10.8
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          Employment Letter with William Meltzer dated January 28, 2004


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                                                                  [Logo omitted]
                                                                       Netfabric
                                                                 67 Federal Road
                                                           Building A, Suite 300
                                                                      Brookfield
                                                                        CT 06804

                                                                January 28, 2004

William Meltzer
75 Obtuse Road South
Brookfield,
CT 06804

Dear Bill,

I would like to offer you the position as Director of Software Development. The compensation will be an annual salary of $120K plus an attractive stock option that will be determined at the next company board meeting. This will be detailed, together with the stock option plan itself, in a separate letter. Netfabric initially offers 12 days paid vacation (accrued at the rate of 1 day per month) in addition to public holidays. We plan to introduce health and 401K plans as soon as possible, but currently neither of these programs is in place.

Bill you join the company at an exciting time. We believe the company is well position to capitalize on the rapidly growing Voice over IP (VoIP) market place and are confident that your contributions to the company will be substantial. I would appreciate your response to this otter within the next week.


Yours truly,



Jeff Robinson
President